Exhibit 99.1
DEBT COVENANT COMPLIANCE
AS OF OCTOBER 31, 2009
Consolidated Adjusted EBITDA:

(in 000s)	LTM(i)	Q3 FY09	Q4 FY09	Q1 FY10	Q2 FY10
Net Income (Loss)	$(33,683)	$(21,363)	$(4,471)	$(8,546)	$697
Add Back:
Depreciation and Amortization	4,839	1,113	1,133	1,232	1,361
Income Tax Provision (Benefit)	(14,585)	(11,106)	(1,950)	(606)	(923)
Interest Charges	2,709	328	943	964	474
Non-Cash Charges	3,487	1,210	1,492	163	622
Allowable Add backs Pursuant to Credit Facility Agreement, as amended	42,169	32,064	4,336	5,698	71

Consolidated Adjusted EBITDA	$4,936	$2,246	$1,483	$(1,095)	$2,302

I. Consolidated Leverage Ratio
A. Total Long-Term Obligations and Notes Payable (ii)	$7,722
B. Consolidated Adjusted EBITDA	$4,936
C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B)	1.56
Maximum Permitted	3.35x to 1
II. Liquidity Test
Book Value of Consolidated Accounts Receivable at 65%	$25,346
Book Value of Consolidated Inventory at 40%	$7,909

A.	$33,255
B. Total Long-Term Obligations and Notes Payable (ii)	$7,722
(Line II.A) must be greater than (Line II. B)	Yes

III. Consolidated Fixed Charge Coverage Ratio (i)
A. Consolidated Adjusted EBITDA
1 Consolidated Net Income	$(33,683)
2 Consolidated Interest Charges	$2,709
3 Provision for income taxes	$(14,585)
4 Depreciation expenses	$4,474
5 Amortization expenses	$365
6 Non-recurring non-cash reductions of Consolidated Net Income	$3,487
7 Allowable Add backs Pursuant to Credit Facility Agreement, as amended	$42,169
8 Consolidated Adjusted EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7)	$4,936
B. Cash payments for taxes	$1,180
C. Maintenance Capital Expenditures	$2,000
D. Consolidated Interest Charges (except non-cash interest)	$1,082
E. Current portion of other long term debt (iii)	$69
F. Consolidated Fixed Charge Coverage Ratio ((Line III.A.8 - Line III.B — Line III.C) / (Line III.D + Line III.E)	1.5
Minimum required	1.2x to 1
Notes:

(i)	Last Twelve Months (Most Recent Four Fiscal Quarters)

(ii)	Includes letters of credit of $7.4 million and excludes subordinated debt

(iii)	Represents current portion of other long-term debt as of October 31, 2009